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                     MERRILL LYNCH INVESTMENT PARTNERS INC.

                                    [PHOTO]

                                 ML Principal
                                Protection L.P.

                        Monthly Statement January 1998
                        ------------------------------
                        [LOGO] Merrill Lynch
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                         ML Principal Protection L.P.


As previously mentioned, beginning January 1, 1998, Merrill Lynch Investment Partners Inc. ("MLIP"), the general partner of ML Principal Protection L.P. (the "Fund"), is providing monthly summary financial information, but market commentary only on a quarterly basis.

The Net Asset Value ("NAV") of the Fund increased during January. Please see the accompanying summary financial information for the NAV of your series of Units.

During January 1998, John R. Frawley, Jr. became Chairman of MLIP, replacing Allan N. Jones, who continues as a director. In addition, Joseph H. Moglia and Stephen G. Bodurtha were elected directors of MLIP.

Joseph H. Moglia was born in 1949. He is a Director of MLIP. In 1971, he graduated from Fordham University with a Bachelor of Arts degree in Economics. He later received his Master of Science degree from the University of Delaware. He coached at the high school and college level for sixteen years. Mr. Moglia joined Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") in 1984, and has served in a number of senior roles, including Director of New York Fixed Income Institutional Sales, Director of Global Fixed Institutional Sales, and Director of the Municipal Division. He is currently Senior Vice President and Director of the Investment Strategy and Product Group of the Merrill Lynch Private Client Group, and Director of Middle Markets.

Stephen G. Bodurtha was born in 1958. Mr. Bodurtha is a Director of MLIP. In 1980, Mr Bodurtha graduated from Wesleyan University, Connecticut with a Bachelor of Arts degree in Government, magna cum laude. From 1980 to 1983, Mr. Bodurtha worked in the Investment Banking Division of Merrill Lynch. In 1985, he was awarded his Master of Business Administration degree from Harvard University, where he also served as Associates Fellow (1985-1986). From 1986 to 1989, Mr. Bodurtha held the positions of Associate and Vice President with Kidder, Peabody & Co., Incorporated where he worked in their Financial Futures & Options Group. Mr. Bodurtha
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joined MLPF&S in 1989 and has held the position of First Vice President since
1995. He has been the Director in charge of MLPF&S's Structured Investments Group since 1995.

                               1998 Year-to-Date
                         Gross Total Trading Results*
                              Through January 31

Agriculture                                     $(229,862)
Currencies                                       (527,116)
Energy                                             31,480
Financial Instruments                           1,299,409
Metals                                           (308,584)
Stock Indices                                     (57,769)
                                                -----------
Total                                            $207,558

*Before deduction of any fees and charges

FOR THE EXCLUSIVE USE OF INVESTORS IN ML PRINCIPAL PROTECTION L.P. THIS MONTHLY REPORT IS NOT AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. AN OFFER CAN ONLY BE MADE BY A CURRENT PROSPECTUS, AS SUPPLEMENTED, TOGETHER WITH SUMMARY FINANCIAL INFORMATION FOR THE FUND CURRENT WITHIN 60 DAYS. THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT RISK FACTORS, PERFORMANCE AND OTHER ASPECTS OF THE FUND AND MUST BE READ CAREFULLY BEFORE INVESTING. FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THIS MONTHLY REPORT MUST NOT BE REPRODUCED OR DISTRIBUTED IN ANY MANNER.
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                         ML Principal Protection L.P.
                               January 31, 1998
                             Statement of Changes
                              in Net Asset Value

Net Asset Value (942,619.12 Units) at
 December 31, 1997                                 $101,226,685
Additions of 69,663.05                                6,966,305
Net Income/(Loss) for January 1998                       78,403
Redemptions of 7,505.80 Units                          (807,274)
Distribution - Series B Units                          (125,500)
Distribution - Series F Units                          (267,308)
Net Asset Value (1,004,776.37 Units) at            ------------
 January 31, 1998                                  $107,071,311
                                                   ============
Net Asset Value at January 31, 1998
          Series A Units                            $    113.84*
                                                   ============
          Series B Units                            $    109.25*
                                                   ============
          Series C Units                            $    108.25*
                                                   ============
          Series D Units                            $    110.04*
                                                   ============
          Series E Units                            $    109.50*
                                                   ============
          Series F Units                            $    104.39*
                                                   ============
          Series G Units                            $    106.62*
                                                   ============
          Series H Units                            $    106.72*
                                                   ============
          Series K Units                            $    104.83
                                                   ============
          Series L Units                            $    102.14
                                                   ============
          Series M Units                            $    103.74
                                                   ============
          Series N Units                            $    100.02
                                                   ============

* The Net Asset Value per Unit does not include the annual distributions paid to Unitholders.
================================================================================

                          Statement of Income/(Loss)
                                                      January
Revenues:                                             -------
 Realized Profit/(Loss)                             $1,042,572
 Change in Unrealized Profit/(Loss)                   (835,014)
                                                   -----------
Total Trading Results                                  207,558
 Interest Income                                       516,662
                                                   -----------
Total Revenues                                         724,220

Expenses:
 Brokerage Commissions                                 530,223
 Administrative Fees                                    15,149
 Allocation of New Profit Share                        102,957
                                                   -----------
Total Expenses                                         648,329
                                                   -----------
Net Income/(Loss) Before
Minority Interest                                       75,891
                                                   -----------
 Minority Interest                                       2,512
                                                   -----------
Net Income/(Loss)                                   $   78,403
                                                   ===========
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To the best of the knowledge and belief of the undersigned the information contained in this report is accurate and complete.

                          /s/ Michael A. Karmelin
                              -------------------
                              Michael A. Karmelin
                              Chief Financial Officer
                              Merrill Lynch Investment Partners Inc.